Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-60208 and Form S-8 No. 333-151477) pertaining to the Goodrich Corporation Global Employee Stock Purchase Plan of our report dated March 25, 2011, with respect to the financial statements of the Goodrich Corporation Global Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Charlotte, North Carolina
March 25, 2011